                                  March 9, 2004


         RE:      UPDATE ON WRITTEN AGREEMENT AND DIVIDENDS

Dear Fellow Shareholders,

         The Bank has been extremely busy complying with all of the requirements of the Written Agreement with the regulators. We have been on time with all of their requests, and we feel that we are on our way to completing all their requirements.

         One part of the requirements was to complete a Capital Plan Analysis for both the Bank and ComBanc. We find, after the analysis has been completed, that our Bank is in a well-capitalized position.

         Our outside consultants have now completed their loan review of approximately $100 Million in loans, and they have validated that our reserve for loan losses is now in a surplus position. This information, along with the substantial reduction in delinquencies, indicates to management that the Bank is on its way back to a more normal environment.

         Based upon our well-capitalized position, along with the loan quality reports, and the earnings for January and February, our Board of Directors has requested that our dividends be reinstated. The actual approval process is now in the hands of the regulators as to when and if dividends will resume. Management and the Board of Directors have no control over the current dividend approval process.

         The local economy slowly continues to improve, with unemployment numbers continuing to decline. Barring any setbacks, we feel that 2004 should be a better year for banking in our region. I am very pleased with how hard our Board of Directors and our staff have worked to improve the Bank's condition.

         We hope to see you all at the Shareholders Meeting on April 12th at 1:00 p.m. If you are unable to attend but would like to talk to me, please feel free to call.

                                                     Very truly yours,


                                                     /s/ Paul G. Wreede
                                                     ------------------
                                                     Paul G. Wreede
                                                     President & CEO
PGW:dk